EXHIBIT 99.1

Contact:	J. Bradley Scovill, Senior Executive Vice President and Chief Financial Officer 717-581-6030

April 22, 2003

FOR IMMEDIATE RELEASE

Sterling Financial Corporation Announces 20% Increase in Earnings

LANCASTER, PA—Sterling Financial Corporation (Nasdaq: SLFI) announced earnings for the quarter ended March 31, 2003.

Sterling’s net income was $6.625 million for the quarter ended March 31, 2003, an increase of $1.103 million, or 20.0% from 2002. Basic and diluted earnings per share totaled $0.39 for the first quarter of 2003 versus $0.34 for the same period in 2002, an increase of 14.7%. Return on average realized equity for the quarter ended March 31, 2003 was 14.52% as compared to 14.35% in 2002.

First quarter 2003 results were supported by a $3.437 million, or 20.0%, increase in net interest income. The growth in net interest income can be attributed to two factors. Equipment Finance, Inc., which was acquired March 1, 2002, contributed an additional $2.460 million in net interest income resulting from two additional months of their operations in the current year’s results. The remaining increase in net interest income can be attributed to growth and improvement in the net interest margin as deposit growth led to less reliance on borrowings, which carry higher cost of funds than deposits.

Noninterest income was $11.586 million for the quarter ended March 31, 2003, an increase of 6.1% over the first quarter of 2002. Improvements were noted in every major category, including mortgage banking revenue, which grew by $200 thousand, or 26%, over 2002.

Noninterest expenses increased by $1.387 million, or 6.7%, for the quarter ending March 31, 2003 compared to the same period in 2002. Despite the increase in noninterest expenses, Sterling’s efficiency ratio improved from 62.9% in the first quarter of 2002 to 59.2% in 2003. This improvement is reflective of Sterling’s profitable-growth strategy, which focuses on sustainable revenue growth, while containing costs.

J. Roger Moyer, Jr., President and Chief Executive Officer of Sterling commented, “2003 has started out well for Sterling, as it continues to reflect the momentum we have developed with the implementation of our relationship management model. Despite challenging market conditions, including low interest rates, a volatile stock market, slow economic growth and increased sources of competition, Sterling has improved on virtually every aspect of its business, including net interest margin, non-interest income opportunities, and cost containment. These enhanced operating results could not be obtained without the dedication and perseverance of our employees, who have embraced the relationship management model and have made it part of their daily routine.”

Total assets increased 7.6% to $2.161 billion at March 31, 2003 from March 31, 2002. This asset growth was driven by loans, which grew $89.2 million, or 7.3%, and securities, which experienced $47.2 million in growth. Funding for growth in assets was principally provided by $132.2 million increase in deposits.

Sterling Financial Corporation is a family of financial services organizations that operates 51 banking locations in south central Pennsylvania and northern Maryland, through its subsidiary banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East, and Bank of Lebanon County. In addition to its banking affiliates, Sterling’s affiliates include Town and Country Leasing, Lancaster Insurance Group, LLC, Equipment Finance LLC, a specialty commercial finance company, and Sterling Financial Trust, which manages nearly $1 billion in assets.

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

STERLING FINANCIAL CORPORATION
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Quarter Ended March 31,

	2003	2002

EARNINGS
Interest income	$31,177	$29,225
Interest expense	10,593	12,078
Net interest income	20,584	17,147
Provision for loan losses	1,035	218
Noninterest income	11,586	10,924
Securities gains (losses)	4	16
Noninterest expense	22,083	20,696
Income tax expenses	2,431	1,651
Net income	6,625	5,522
PER SHARE DATA
Basic earnings per share	$0.39	$0.34
Diluted earnings per share	0.39	0.34
Dividends per share	0.17	0.16
Book value per realized share	11.01	10.13
PERIOD-END BALANCES
Securities	$566,670	$519,416
Loans	1,317,876	1,228,551
Allowance for loan losses	13,287	12,434
Total assets	2,160,885	2,008,367
Deposits	1,715,030	1,582,774
Borrowed funds	204,574	217,844
Stockholders’ equity	199,699	175,535
RATIOS
Return on average assets	1.26%	1.16%
Return on average realized equity	14.52%	14.35%
Efficiency ratio (1)	59.20%	62.90%
Allowance for loan losses to total loans	1.01%	1.01%
Allowance for loan losses to nonperforming loans	182%	147%
Nonperforming loans to total loans	0.56%	0.69%

(1)	Sterling calculates its efficiency ratio by netting depreciation on operating leases with related rental income.